Exhibit 99.1

SEALY MATTRESS COMPANY ANNOUNCES TENDER OFFERS AND CONSENT SOLICITATIONS FOR $300MM OF SENIOR SUBORDINATED NOTES DUE 2007 AND $128MM OF SENIOR SUBORDINATED DISCOUNT NOTES DUE 2007

TRINITY, North Carolina, March 8, 2004 – Sealy Mattress Company (“Sealy”) today announced that on March 5, 2004 it commenced cash tender offers for all $300,000,000 outstanding principal amount of its 9 7/8% Senior Subordinated Notes due December 15, 2007 (CUSIP No. 812141AE9, the “9 7/8% Notes”) and for all $128,000,000 outstanding principal amount of its 10 7/8% Senior Subordinated Discount Notes due December 15, 2007 (CUSIP No. 812141AF6, the “10 7/8% Notes”). In connection with the tender offers, Sealy is soliciting holders of both notes to consent to proposed amendments to the respective indentures governing the notes, which will eliminate substantially all of the restrictive covenants and certain events of default and other terms.

The tender offers will expire at 12:00 a.m. New York City time, on Thursday, April 1, 2004, unless extended or earlier terminated (as that date may be extended or earlier terminated, the “Expiration Time”). Holders who validly tender their notes prior to 5:00 p.m., New York City time, on March 18, 2004 (as that date may be extended, the “Consent Payment Deadline”), will receive total consideration of $1,035.42 per $1,000 principal amount of 9 7/8% Notes tendered and total consideration of $1,038.75 per $1,000 principal amount of 10 7/8% Notes tendered. The total consideration for the 9 7/8% Notes is the sum of a tender offer price of $1,032.92 per $1,000 principal amount of notes tendered and a consent payment of $2.50 per $1,000 principal amount of notes tendered. The total consideration for the 10 7/8% Notes is the sum of a tender offer price of $1,036.25 per $1,000 principal amount of notes tendered and a consent payment of $2.50 per $1,000 principal amount of notes tendered. Holders who validly tender their notes after the Consent Payment Deadline and prior to the Expiration Time will receive only the tender offer consideration and will not receive the consent payment. No tenders will be valid if submitted after the Expiration Time. All payments will include accrued and unpaid interest on the principal amount tendered to, but not including, the payment date.

A holder who validly tenders its notes will, by tendering those notes, be deemed to have delivered its consent to the amendments to the related indenture. A holder may not consent to the amendments without tendering its notes and may not revoke its consent without withdrawing the previously tendered notes to which the consent relates.

The tender offers and the consent solicitations are being made in connection with the pending merger of Sealy’s parent, Sealy Corporation, with an affiliate of Kohlberg Kravis Roberts & Co. (the “Merger”), contemplated offerings of new senior subordinated notes of Sealy (the “Offerings”), and a refinancing whereby Sealy expects to repay its existing indebtedness and enter into a new senior credit agreement (the “Refinancing”). The Merger, the Offerings and the Refinancing are referred to collectively as the “Transactions.”

Sealy may amend, extend or, subject to certain conditions, terminate the tender offers and the consent solicitations. The tender offers and the consent solicitations are subject to the satisfaction of certain conditions, which include the consummation of the Transactions. The terms and conditions of the tender offers and the consent solicitations, including the conditions of Sealy’s obligation to accept the notes tendered and pay the applicable purchase price for them, are set forth in an Offer to Purchase and Consent Solicitation Statement dated March 5, 2004. This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the notes. That offer or solicitation will be made only by means of the Offer to Purchase and Consent Solicitation Statement.

Sealy has retained Goldman, Sachs & Co. and J.P. Morgan Securities Inc. to act as the Dealer Managers in connection with the tender offers and as the Solicitation Agents in connection with the consent solicitations. Questions regarding the tender offers and consent solicitations may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free), J.P. Morgan Securities Inc. at (212) 270-4991, or Global

Bondholder Services Corporation, the Information Agent in connection with the tender offers and consent solicitations, at (866) 873-6300 (toll free). In addition, requests for documents may be directed to the Information Agent at the above toll-free number.

In connection with the Offerings, Sealy expects to issue new notes in transactions that have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and those securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

Based in Trinity, North Carolina, Sealy is the largest bedding manufacturer in the world with sales of $1.2 billion in 2003. Sealy manufactures and markets a broad range of mattresses under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Sealy employs more than 6,000 individuals, has 31 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit http://www.sealy.com/.

Sealy Mattress Company

One Office Parkway

Trinity, NC 27370

(336) 861-3500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: We believe statements in this release looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand.

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